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                 August 23, 2023

       Jayesh Chandan
       Chief Executive Officer
       Gorilla Technology Group Inc.
       Meridien House
       42 Upper Berkeley Street
       Marble Arch
       London, United Kingdom W1H 5QJ

                                                        Re: Gorilla Technology
Group Inc.
                                                            Registration
Statement on Form F-3
                                                            Filed August 17,
2023
                                                            File No. 333-274053

       Dear Jayesh Chandan:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Kyle Wiley, Staff Attorney, at (202) 344-5791 or Matthew Derby, Legal
       Branch Chief, at (202) 551-3334 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Stephen Ashley